UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KNIGHT TRANSPORTATION, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:	N/A
(2)	Aggregate number of securities to which transaction applies:	N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):	N/A
(4)	Proposed maximum aggregate value of transaction:	N/A
(5)	Total fee paid:	N/A

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:	N/A
(2)	Form, Schedule or Registration Statement No.:	N/A
(3)	Filing Party:	N/A
(4)	Date Filed:	N/A

KNIGHT TRANSPORTATION, INC.
5601 West Buckeye Road
Phoenix, Arizona 85043

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2006

To our Shareholders:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders (the "Annual Meeting") of KNIGHT TRANSPORTATION, INC. (the "Company") to be held at 8:30 A.M., Phoenix time, on May 24, 2006, at the Arizona Biltmore, 2400 East Missouri, Phoenix, Arizona 85016. The purposes of the Annual Meeting are to:

1.	Elect three Class II Directors, each director to serve a term of three years, and one Class I Director to serve a term of two years;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2006; and

3.	Transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on April 6, 2006, as the record date for determining those shareholders who are entitled to receive notice of and vote at the Annual Meeting or any adjournment of that meeting. Shares of Knight Common Stock can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. A copy of the Company’s 2005 Annual Report to Shareholders, which includes audited consolidated financial statements, is enclosed.

YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

Timothy M. Kohl Secretary
Phoenix, Arizona
April 14, 2006

KNIGHT TRANSPORTATION, INC.
5601 West Buckeye Road
Phoenix, Arizona 85043

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2006

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies from the shareholders of Knight Transportation, Inc. to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 24, 2006. THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. If not otherwise specified, all proxies received pursuant to this solicitation will be voted (i) FOR the director nominees named herein; (ii) FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2006; and (iii) with respect to any other matters properly brought before the Annual Meeting, in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with the judgment of the proxy holders.

This Proxy Statement, the proxy card, and our Annual Report were first mailed on or about April 14, 2006, to shareholders of record at the close of business on April 6, 2006 (the "Record Date").

The terms "we," "our," "us," or the "Company" refer to Knight Transportation, Inc. and its subsidiaries.

Voting Rights

Only holders of record of our Common Stock, par value $0.01 per share ("Common Stock"), at the close of business on the Record Date are entitled to vote at the Annual Meeting, either in person or by valid proxy. Except in the election of directors, shareholders are entitled to one vote for each share held of record on each matter of business to be considered at the Annual Meeting. In the election of directors, cumulative voting is required by law. See "Required Vote; Cumulative Voting." As of the Record Date, there were issued and outstanding approximately 85,811,556 shares of our Common Stock, entitled to cast an aggregate 85,811,566 votes on all matters subject to a vote at the Annual Meeting, other than in the election of directors, where the shares are entitled to an aggregate 343,246,224 votes in the election of directors; 257,434,668 in the election of Class II directors and 85,811,566 in the election of the Class I director. Votes cast at the Annual Meeting will be tabulated by the Inspector of Elections and the results of all items voted upon will be announced at the Annual Meeting.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present. A quorum is present if a majority of the issued and outstanding shares of Common Stock as of the Record Date are represented at the Annual Meeting in person or by proxy. Shares that are entitled to vote but that are not voted at the direction of the holder (called "abstentions") and shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner (called "broker non-votes") will be counted for the purpose of determining whether a quorum is present.

Required Vote; Cumulative Voting

Election of Directors. Directors are elected by plurality of the votes cast, which means that the director nominees receiving the highest number of votes for their election will be elected as directors. Abstentions and broker non-votes are not counted as votes for the election of any director nominee. Under the Constitution of the State of Arizona, as well as Section 10-728 of the Arizona Revised Statutes, shareholders have cumulative voting rights in electing directors of an Arizona corporation. Cumulative voting means that each shareholder, when electing directors, has the right to cast as many votes in the aggregate as he, she, or it has voting shares multiplied by the number of directors to be elected. For example, this year three Class II directors and one Class I director will be elected. If a shareholder has 100 shares of Common Stock, the shareholder is entitled to cast a total of 400 votes (300 votes in the election of the Class II directors and 100 votes in the election of the Class I director). Therefore, in the election of Class II directors, the shareholder may cast 300 votes for a single director nominee or distribute those votes among the Class II director nominees as the shareholder determines.

Other Matters. Approval of the other matters submitted to shareholders for consideration and action at the Annual Meeting requires that the number of votes cast for the matter exceeds the number of votes cast against the matter. Abstentions and broker non-votes will be disregarded in determining whether a matter has been approved. In other words, abstentions and broker non-votes will be counted neither as votes for nor as votes against a matter.

Right to Attend Annual Meeting; Revocation of Proxy

Returning a proxy card now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so. Shareholders who execute and return proxies may revoke them at any time before they are exercised by giving written notice to the Secretary of the Company at our address, by executing a subsequent proxy and delivering it to the Secretary of the Company, or by attending the Annual Meeting and voting in person.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal and will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. Proxies will be solicited by mail and may be solicited personally by directors, officers, or our employees, who will not receive any additional compensation for any such services.

Annual Report

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Reports of our Independent Registered Public Accounting Firm, and other information included in our 2005 Annual Report to Shareholders that was mailed on or about April 14, 2006, together with this Notice of Annual Meeting and Proxy Statement, to all shareholders of record as of the Record Date.

How to Read this Proxy Statement

This Proxy Statement contains the proposals to be considered by shareholders at the Annual Meeting, as well as important information concerning, among other things: our management and our Board of Directors; executive compensation; transactions between the Company and our officers, directors, and affiliates; the stock ownership of management and other large shareholders; the services provided to us by and fees of Deloitte & Touche LLP, our independent registered public accounting firm; and instructions for shareholders who want to make proposals at the 2007 Annual Meeting of Shareholders. Each shareholder should read this information before completing and returning the enclosed proxy card.

PROPOSAL NO. 1. - ELECTION OF DIRECTORS

Our Board of Directors presently consists of nine members. The directors are divided into three classes, with each class serving a three-year term. The shareholders elect approximately one-third of the Board of Directors each year. Three Class II directors and one Class I director will be elected at the Annual Meeting.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Gary J. Knight, G.D. Madden, and Kathryn L. Munro for election as Class II directors and Richard J. Lehmann for election as a Class I director, at the Annual Meeting.

Each Class II director nominee will be elected to serve until the 2009 Annual Meeting of Shareholders or until his or her successor shall have been duly elected and qualified or his or her resignation or removal, whichever occurs first. Each of the Class II director nominees has consented to serve a three year term.

On February 8, 2006, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors appointed Mr. Lehmann to fill a vacancy created by the resignation of Timothy M. Kohl, who resigned as a Class I director on February 8, 2006. Although the term of our Class I directors does not expire until the 2008 Annual Meeting of Shareholders, Arizona law provides that the term of a director appointed to fill a vacancy expires at the next shareholders’ meeting at which directors are elected. As a result, Mr. Lehmann is standing for election as a Class I director at the Annual Meeting and will be elected to serve until the 2008 Annual Meeting of Shareholders or until his successor shall have been duly elected and qualified or his resignation or removal, whichever occurs first. Mr. Lehmann has consented to serve a two year term.

If any of the nominees named above should become unavailable to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the proxy holders will vote for the substitute nominee designated by the Board.

Class II Director Nominees

Information concerning the nominees standing for election as Class II directors follows:

Gary J. Knight, 54	Director Since 1990

Gary J. Knight has served as the Vice Chairman of our Board of Directors since January 2004. Mr. Knight served as our President from 1993 to January 2004, and has been an officer and director of the Company since 1990. From 1975 until 1990, Mr. Knight was employed by Swift Transportation Co., Inc. ("Swift"), a long-haul truckload carrier, where he was an Executive Vice President.

G.D. Madden, 66	Director Since 1997

G.D. Madden has served as a director of the Company since January 1997. Since 1996, Mr. Madden has been President of Madden Partners, a consulting firm he founded, which specializes in transportation technology and strategic issues. Prior to founding Madden Partners, he was President and Chief Executive Officer of Innovative Computing Corporation, a subsidiary of Westinghouse Electric Corporation. Mr. Madden founded Innovative Computing Corporation ("ICC"), a privately held company, which grew to be the largest supplier of fully integrated management information systems to the trucking industry. Mr. Madden sold ICC to Westinghouse in 1990 and continued to serve as its President and Chief Executive Officer until 1996.

Kathryn L. Munro, 57	Director Since 2005

Kathryn L. Munro has served as a director of the Company since April 2005. She is a principal of BridgeWest, LLC, a private equity investment company specializing in wireless technology companies. Ms. Munro was the Chairperson of BridgeWest from February 1999 until July 2003. From 1996 to 1998, Ms. Munro served as Chief Executive Officer of Bank of America’s Southwest Banking Group and was President of Bank of America Arizona from 1994 to 1996. Ms. Munro has served on the boards of directors of Flow International Corporation, a Seattle-based manufacturer of industrial tools, since 1996; Pinnacle West Capital Corporation, the holding company of Arizona Public Service and Pinnacle West Energy, since 2000; and Capitol Bancorp Limited, a Michigan-based multi-bank holding company, since 2002.

Class I Director Nominee

Information concerning the nominee standing for election as a Class I director follows:

Richard J. Lehmann, 62	Director Since 2006

Richard J. Lehmann was appointed to the Board of Directors in February 2006. Mr. Lehmann serves as the founding principal of The Biltmore Bank of Arizona and is Chairman of Bank Capital Corporation, the holding company for the Bank. Until December 31, 1999, Mr. Lehmann served as Vice Chairman of Bank One, when it acquired FCNBC, creating the fifth largest bank in the United States, with responsibility for all consumer banking and credit card operations. Mr. Lehman's previous positions include Chairman and Chief Executive Officer of Valley National Bank. Prior to that, Mr. Lehmann spent 20 years with Citigroup in various positions, including 10 years in the International Division, with more than three years as a Senior Corporate Officer in Europe, the Middle East, and Africa. Mr. Lehmann also serves on the Board of Trustees at Thunderbird, The Garvin School of International Management and e-Funds Corporation and is active in various civic matters.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

CONTINUING DIRECTORS

Class I Directors

Certain information regarding our current Class I directors who were elected in 2005 for terms expiring at our 2008 Annual Meeting of Shareholders follows:

Donald A. Bliss, 73	Director Since 1995

Donald A. Bliss has served as a director of the Company since February 1995. Until his retirement in December 1994, Mr. Bliss was a Vice President and Chief Executive Officer of U.S. West Communications, a U.S. West company. Mr. Bliss also is a director of the Western and Southern Life Insurance Company, Continental General Insurance Company, the Biltmore Bank of Arizona, and Vodavi Technology, Inc. Mr. Bliss served as Chairman of the Western Region Advisory Board of AON Risk Services of Arizona, Inc. from October 2001 to February 2005.

Mark Scudder, 43	Director Since 1999

Mark Scudder has served as a director of the Company since November 1999. Mr. Scudder is a principal of Scudder Law Firm, P.C., L.L.O. ("Scudder Law Firm"), in Lincoln, Nebraska, and has been involved in the private practice of law since 1988. Mr. Scudder is also a member of the board of directors of Covenant Transport, Inc., a publicly held, long-haul trucking company, and Genesee & Wyoming Inc., a publicly held, international, short-line railroad.

Class III Directors

Certain information regarding our current Class III directors who were elected in 2004 for terms expiring at our 2007 Annual Meeting of Shareholders follows:

Kevin P. Knight, 49	Director Since 1990

Kevin P. Knight has served as our Chairman of the Board since May 1999 and has served as our Chief Executive Officer since 1993. He has been an officer and director of the Company since 1990. From 1975 to 1984 and again from 1986 to 1990, Mr. Knight was employed by Swift, where he served as Executive Vice President and President of Cooper Motor Lines, Inc., a Swift subsidiary. Mr. Knight serves on the Board of Directors of Universal Technical Institute, Inc., a provider of post-secondary education. Mr. Knight also serves on the Board of Directors and Executive Committee of the American Trucking Association.

Randy Knight, 57	Director Since 1989

Randy Knight has been a director of the Company since its inception in 1989. Mr. Knight served as an officer of the Company from 1989 until July 31, 1999, when he resigned as an officer of the Company. Mr. Knight served as Chairman of the Board from 1993 to July 1999. From 1985 to June 2004, Mr. Knight held a significant ownership interest in and served as Chairman of Total Warehousing, Inc. ("Total Warehousing"), a commercial warehousing and local transportation business located in Phoenix, Arizona. Mr. Knight sold his interest in Total Warehousing to a third party in June 2004. Mr. Knight was employed by Swift or related companies from 1969 to 1985, where he was a Vice President. Mr. Knight also is a director of the Biltmore Bank of Arizona.

Michael Garnreiter, 54	Director Since 2003

Michael Garnreiter became a director of the Company in September 2003. Since April 2002, Mr. Garnreiter has served as the Executive Vice President, Treasurer, and Chief Financial Officer of Main Street Restaurant Group, Inc. ("Main Street"), a publicly held restaurant operating company. Prior to joining Main Street, Mr. Garnreiter served as a general partner of Arthur Andersen LLP ("Arthur Andersen"). Mr. Garnreiter began his career with Arthur Andersen in 1974 after graduating with a Bachelor of Science degree in accounting from California State University at Long Beach. In 1986, he became the managing partner of Arthur Andersen’s Tucson, Arizona office. Mr. Garnreiter is a Certified Public Accountant in California and Arizona.

Kevin Knight and Keith Knight, an executive officer of the Company, are brothers and are cousins of Randy Knight and Gary Knight, who also are brothers.

CORPORATE GOVERNANCE

Applicable Corporate Governance Requirements

Our Common Stock has been listed on the New York Stock Exchange (the "NYSE") since December 30, 2004, and therefore we are subject to the listing standards, including standards relating to corporate governance, embodied in applicable rules of the NYSE. Prior to listing on the NYSE, our Common Stock was listed on the Nasdaq National Market and we were subject to the listing standards, including standards related to corporate governance, embodied in applicable rules of the National Association of Securities Dealers, Inc. (the "NASD").

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to further its goal of providing effective governance of the Company’s business and affairs for the long-term benefit of our shareholders. A copy of the corporate governance guidelines is available free of charge on our corporate website at http://www.knighttrans.com/shareholders/corpgov/govguide.cfm, and is available in print to any shareholder who requests it. The Nominating and Corporate Governance Committee is responsible for periodically reviewing the corporate governance guidelines and recommending changes as appropriate to ensure the effective functioning of our Board of Directors and high quality corporate governance.

Code of Ethics

The Board of Directors has adopted a Code of Ethical Conduct that applies to all directors, officers, and employees of the Company. In addition, the Company maintains a Policy Governing Responsibilities of Financial Managers and Senior Officers (the "Financial Responsibilities Policy") that applies to our senior executive officers (Executive Vice President or above), Chief Financial Officer, Chief Accounting Officer, Controller, and any other employees who are responsible for the management of the Company’s funds or for the operation and maintenance of the Company’s financial accounting and reporting system. The Code of Ethical Conduct and Financial Responsibilities Policy include provisions applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, which constitute a "code of ethics" within the meaning of Item 406(b) of Regulation S-K. Copies of the Code of Ethical Conduct and Financial Responsibilities Policy are available free of charge on our website at http://www.knighttrans.com/shareholders/corpgov/CodeEthicalConduct.cfm and http://www.knighttrans.com/shareholders/corpgov/FinancialManagers.cfm, and are available in print to any shareholder who requests them.

The Board of Directors and Its Committees

Board of Directors

Meetings of the Board of Directors. During the year ended December 31, 2005, our Board of Directors met on four regularly scheduled occasions and held two special meetings. Each of the directors attended 75% or more of the meetings of the Board of Directors and the meetings held by all of the committees of the Board on which he or she served. In addition, the Company encourages its directors to attend its Annual Meetings of Shareholders. All nine of the Company’s then-current directors attended the 2005 Annual Meeting of Shareholders.

Independent Directors. In accordance with NYSE Rule 303A.02(a), the Board of Directors affirmatively determines the independence of each director after reviewing the findings and recommendations of the Nominating and Corporate Governance Committee. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that Donald A. Bliss, G.D. Madden, Michael Garnreiter, Mark Scudder, Kathryn L. Munro, and Richard J. Lehmann are independent. Except in their capacities as directors or as holders of an immaterial amount of securities of other entities, neither Mr. Bliss, Mr. Madden, Mr. Garnreiter, nor Ms. Munro either directly or in his or her capacity as a partner, shareholder, officer, or similar position of another organization, has or in the past three years had any business or financial relationship with the Company or any of its subsidiaries. Mr. Scudder is a principal of a law firm to which the Company paid approximately $144,000 for legal services in 2005 and which currently provides legal services to the Company. Based upon information regarding the law firm’s total revenues for each of the past three years supplied by Mr. Scudder, the Board of Directors has determined that the relationship between the Company and Mr. Scudder is not material. Mr. Lehmann is the founding principal of a bank to which the Company maintains a $5,000,000 deposit. Based upon information regarding the bank's total deposit base and the substantial deposits the Company maintains with other financial institutions, including Wells Fargo and JP Morgan, the Board of Directors has determined that the relationship between the Company and Mr. Lehmann is not material. Neither Mr. Bliss, Mr. Madden, Mr. Garnreiter, Mr. Scudder, Ms. Munro, nor Mr. Lehmann nor any of their immediate family members has or had any of the disqualifying relationships with the Company or its subsidiaries specified in NYSE Rule 303A.02(b).

Executive Sessions. In 2005, pursuant to NYSE Rule 303A.03, our independent directors held two meetings, referred to as "executive sessions," at which only the independent directors were present. The Chairman of the Nominating and Corporate Governance Committee acts as the presiding director for all executive sessions. Donald A. Bliss currently serves as the Chairman of the Nominating and Corporate Governance Committee and will continue in that capacity following the Annual Meeting. Our non-management directors, who are comprised of the independent directors listed above and Randy Knight, met once in 2005. Our independent and non-management directors will each continue to hold at least one meeting annually at which only independent and non-management directors are present, respectively.

Communication with Directors. Our Board of Directors provides a process for shareholders to send written communications to the entire Board or individual directors. If you wish to send a communication to the entire Board of Directors, your communication should be addressed as follows: The Board of Directors, Knight Transportation, Inc., c/o Timothy M. Kohl - Secretary, 5601 West Buckeye Road, Phoenix, Arizona 85043. Written communications addressed in this manner will be copied and distributed to each director at or prior to the next Board meeting. If you wish to communicate with an individual director, your communication should be addressed as follows: Name - Director, Knight Transportation, Inc., c/o Timothy M. Kohl - Secretary, 5601 West Buckeye Road, Phoenix, Arizona 85043. Written communications received in this manner will not be opened, but rather delivered unopened to the director to whom they are addressed at or prior to the next Board meeting, following clearance through normal security procedures.

In addition, we provide a method for concerned parties to communicate directly with our non-management directors. Any person wishing to contact our non-management directors may contact such directors through our presiding non-management director, the Chairman of the Nominating and Corporate Governance Committee, whose contact information may be obtained by writing the Company’s Secretary, Timothy M. Kohl, at the address set forth above or by calling Alicia Trippe at telephone number (602) 606-6517.

Committees of the Board of Directors

The Board of Directors has standing Audit, Nominating and Corporate Governance, Compensation, and Executive Committees. The Board does not maintain any other standing committees. The following table sets forth the current membership of each of the standing committees of the Board of Directors.

Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Executive Committee

Donald A. Bliss	X	X		X
G.D. Madden	X		X
Michael Garnreiter	X
Mark Scudder				X
Kevin P. Knight				X
Gary J. Knight				X
Kathryn L. Munro		X	X
Richard J. Lehmann		X

The Audit Committee

Purpose, Functions, Composition, and Meetings. The primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of

•	the integrity of the Company’s financial statements;

•	the qualifications, independence, and performance of the Company’s independent registered public accounting firm; and

•	the Company’s compliance with legal and regulatory requirements related to financial reporting.

As more fully outlined in the Audit Committee’s charter, the primary functions of the Audit Committee include:

•
making determinations regarding the selection and retention of the Company’s independent registered public accounting firm and reviewing and pre-approving such firm’s fees and the proposed scope of its services; and

•
reviewing, and meeting with the Company’s management, internal auditors, and independent registered public accounting firm, as applicable, to discuss the Company’s financial statements and financial and related disclosures, accounting policies and principles, internal control systems, and financial reporting processes.

The Audit Committee currently is comprised of Donald A. Bliss, G.D. Madden, and Michael Garnreiter, with Mr. Garnreiter serving as the Chairman of the Committee. Each member of the Audit Committee satisfies the independence and other audit committee membership criteria set forth in NYSE Rule 303A.07. Specifically, each member of the Audit Committee:

•	is independent under NYSE Rule 303A.02;

•	meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

•	is financially literate, as the Company’s Board of Directors has interpreted such qualification in its business judgment.

The Audit Committee met five times during 2005. Other than Mr. Salmon, a former member of the Committee who was absent from one meeting, each member of the Audit Committee attended all of the Audit Committee meetings during 2005.

Audit Committee Financial Expert. The Board of Directors has determined that at least one "audit committee financial expert," as defined under Item 401(h) of Regulation S-K, currently serves on the Audit Committee. The Board of Directors has identified Michael Garnreiter as an audit committee financial expert. Mr. Garnreiter is independent, as independence for audit committee members is defined under applicable NYSE rules.

Audit Committee Charter. Since 1994, the Audit Committee has operated pursuant to a written charter detailing its purpose, powers, and duties. In March 2005, the charter of the Audit Committee was amended and restated to comply with NYSE requirements. A copy of the Audit Committee's charter is available free of charge on the Company’s website at http://www.knighttrans.com/shareholders/corpgov/charterofauditcom.cfm and is available in print to any shareholder who requests it.

Report of the Audit Committee. In performing its duties, the Audit Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K, and relating to certain other matters, including the independence of our independent registered public accounting firm. The Report of the Audit Committee follows.

The Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Report of the Audit Committee

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audit of the financial statements of the Company. Management of the Company has primary responsibility for the Company’s financial statements and the overall reporting process, including maintenance of the Company’s system of internal controls. The Company retains an independent registered public accounting firm that is responsible for conducting an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and issuing a report thereon.

In undertaking its responsibilities, the Audit Committee has discussed the Company’s financial statements with management and the Company’s independent registered public accounting firm and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and the independent registered public accounting firm.

For the fiscal year ended December 31, 2005, the Audit Committee has reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380, Communication with Audit Committees or Others with Equivalent Authority and Responsibility), which include, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees) and discussed with the independent registered public accounting firm its independence.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Michael Garnreiter, Chairman G.D. Madden, Member Donald A. Bliss, Member
The Nominating and Corporate Governance Committee

Purpose, Functions, Composition, and Meetings. In February 2003, the Board of Directors established a nominating committee to recommend to the Board potential candidates for election as directors. In November of 2004, the nominating committee was reconstituted as the Nominating and Corporate Governance Committee. During 2005, the Nominating and Corporate Governance Committee was comprised of Michael Garnreiter, Kathryn L. Munro, and Donald A. Bliss, with Mr. Bliss serving as Chairman. In February 2006, Richard J. Lehmann was appointed to replace Mr. Garnreiter as a member of the Nominating and Corporate Governance Committee.

The purposes of the Nominating and Corporate Governance Committee are to assist the Board in improving the corporate governance of the Company, to train members of the Board, to improve the Board’s governance functions, and to assist the Company in obtaining the highest quality independent directors. As more fully detailed in the Nominating and Governance Committee’s charter, the primary functions of the committee include:

•	evaluating the composition of the Board and selecting and recommending nominees for election or reelection to the Board or for appointment to fill Board vacancies;

•	developing and implementing regular and emergency succession plans for the Company’s senior management positions; and

•
reviewing and developing policies or making recommendations concerning other aspects of the Company’s corporate governance, such as the Board committee structure, the Company’s corporate governance guidelines, director training and evaluation programs, and potential conflicts of interest.

All current members of the Nominating and Corporate Governance Committee are independent, as independence for nominating committee members is defined under applicable NYSE rules. In 2005, the Nominating and Corporate Governance Committee held seven meetings.

The Nominating and Corporate Governance Committee met in March 2006 and recommended that the Board of Directors nominate Gary J. Knight, G.D. Madden, and Kathryn L. Munro, for election as Class II directors and Richard J. Lehmann for election as a Class I director. Except for Mr. Lehmann, all of the director nominees are standing for re-election. One of our non-management directors initially recommended that the Nominating and Corporate Governance Committee consider Mr. Lehmann as a possible director candidate.

Nominating and Corporate Governance Committee Charter. A written charter for the Nominating and Corporate Governance Committee was adopted in March 2005. A copy of the charter is available free of charge on our website at http://www.knighttrans.com/shareholders/corpgov/charterofnominate.cfm and is available in print to any shareholder who requests it.

Process for Identifying and Evaluating Director Nominees. Director nominees are chosen by the entire Board of Directors, after considering the recommendations of the Nominating and Corporate Governance Committee. As a matter of course, the members of the Nominating and Corporate Governance Committee review the qualifications of various persons to determine whether they should be considered as candidates for membership on the Board of Directors. The Nominating and Corporate Governance Committee also accepts recommendations of director candidates from other outside directors, executive officers of the Company, advisors of the Company, and shareholders. The Company does not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

The Nominating and Corporate Governance Committee will review all candidate recommendations, including those properly submitted by shareholders, in accordance with the mandate contained in its charter. This will include a review of the person’s judgment, integrity, independence, management or business skills and experience (particularly with public companies and companies in the Company’s industry or other industries related to the Company’s business), prominence and reputation in their profession, knowledge of corporate governance issues and Board functions, commitment to attend and actively participate in meetings and related Board activities, other commitments and responsibilities, and such other factors as the Nominating and Corporate Governance Committee determines are appropriate in light of the needs of the Board and the Company. With regard to specific qualities and skills, the Nominating and Corporate Governance Committee believes it necessary that: (i) at least a majority of the members of the Board of Directors qualify as "independent" under NYSE Rule 303A.02; (ii) at least three members of the Board of Directors satisfy the audit committee membership criteria specified in NYSE Rule 303A.07; and (iii) at least one member of the Board of Directors eligible to serve on the Audit Committee has sufficient knowledge, experience, and training concerning accounting and financial matters so as to qualify as an "audit committee financial expert" within the meaning of Item 401(h) of Regulation S-K.

In addition to the qualifications and considerations described above, our corporate governance guidelines contain the following director eligibility criteria that impact the director nomination process:

•	a mandatory retirement age of 82 for all directors, subject to waiver by a majority of the Board;

•	director term limits of 20 years, following March 2, 2005, for all directors, subject to waiver by a majority of the Board;

•	no director may serve on more than five public company boards of directors, including the Company’s Board; and

•	the Chief Executive Officer of the Company may not serve on more than two other public company boards of directors in addition to the Company’s Board.

Consideration of Director Candidates Recommended by Shareholders. The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders, provided that the following procedural requirements are satisfied. Candidate recommendations should be mailed via certified mail, return receipt requested, and addressed to the Nominating and Corporate Governance Committee, Knight Transportation, Inc., c/o Timothy M. Kohl - Secretary, 5601 West Buckeye Road, Phoenix, Arizona 85043. In order to be considered, a shareholder recommendation must: (i) be received at least 120 days prior to the first anniversary of the date of the proxy statement for the prior year’s Annual Meeting (by December 15, 2006 for director candidates to be considered for nomination for election at the 2007 Annual Meeting of Shareholders); (ii) contain sufficient background information, such as a resume and references, to enable the Committee to make a proper judgment regarding the qualifications of the proposed nominee; (iii) be accompanied by a signed consent of the proposed nominee to serve as a director if elected and a representation that such proposed nominee qualifies as "independent" under NYSE Rule 303A.02 or, if the proposed nominee does not qualify, a description of the reason(s) he or she is not "independent"; (iv) state the name and address of the person submitting the recommendation and the number of shares of the Company’s Common Stock owned of record or beneficially by such person; and (v) if submitted by a beneficial shareholder, be accompanied by evidence that the person making the recommendation beneficially owns shares of the Company’s Common Stock.

The Compensation Committee

Purpose, Functions, Composition, and Meetings. The purpose of the Compensation Committee is to review, analyze, recommend, and approve all aspects of executive compensation. As more fully outlined in the Compensation Committee’s charter, the primary functions of the Compensation Committee include:

•
reviewing and approving corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those objectives, and determining and approving the Chief Executive Officer’s compensation based upon this evaluation;

•	reviewing and making recommendations to the Board regarding the compensation of the Company’s other executive officers;

•	reviewing and approving all forms of incentive compensation, including stock options and other stock-based awards, and deferred compensation to the Company’s executive officers; and

•	administering the Company’s stock option plan as in effect from time-to-time.

From January to November, 2005, the Compensation Committee was comprised of Kathryn L. Munro, G.D. Madden, and Mark Scudder, with Mr. Scudder serving as Chairman. In November 2005, Mr. Scudder resigned from the committee and Ms. Munro was appointed as the Chairperson of the committee. The Compensation Committee met twice in 2005 to approve executive bonuses for fiscal 2005 and issue its Report on Executive Compensation for inclusion in the proxy statement relating to the 2005 Annual Meeting of Shareholders. At those meetings the Compensation Committee also reviewed the compensation of the Company’s directors who are not 10% shareholders, officers, or employees of the Company ("Outside Directors").

Compensation Committee Charter. In March 2005, the charter of the Compensation Committee was amended and restated to comply with NYSE requirements. A copy the current charter is available free of charge on our website at http://www.knighttrans.com/shareholders/corpgov/charterofcompcom.cfm, and is available in print to any shareholder who requests it.

Additional Information. Additional information concerning the Compensation Committee and Compensation Committee interlocks, as well as the Committee’s Report on Executive Compensation for fiscal 2005, are set forth under "Executive Compensation."

The Executive Committee

The Executive Committee of the Board was established in November 2000. The Executive Committee is authorized to act on behalf of the Board of Directors when the Board of Directors is not in session. The current members of the Executive Committee are Kevin P. Knight, Gary J. Knight, Donald A. Bliss, and Mark Scudder. The Executive Committee met once in 2005.

Director Compensation

The Board of Directors, upon the recommendation of our Compensation Committee, establishes the form and amount of compensation paid to our Outside Directors. In 2005, our Outside Directors received annual compensation of $9,000, plus a fee of $750 for attending each meeting of the Board of Directors, a fee of $500 for attending Audit Committee meetings, a fee of $500 for attending Nominating and Corporate Governance Committee meetings, a fee of $750 for attending Compensation Committee meetings, and a fee of $450 for all other Board committee meetings. In addition, each of the Chairpersons of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee received an annual fee of $2,500, in addition to other director fees. We also reimburse directors for travel and other related expenses incurred in attending a meeting.

Outside Directors have the option to accept shares of our Common Stock in lieu of cash compensation and fees for their service on the Board and its committees. If this option is elected, we issue Common Stock on February 15 and August 15 of each year in payment of accrued compensation and fees for the preceding six month periods ending December 31 and June 30, respectively. The number of shares issued is determined by dividing the amount of the accrued compensation and fees by the closing market price of our Common Stock as of the trading day prior to issuance.

Upon their election or appointment to the Board, Outside Directors receive an automatic non-qualified stock option grant covering 2,500 shares of Common Stock equal to the fair market value on the date of grant. In addition to the initial stock option grant, in 2003 we adopted an annual stock option grant program for Outside Directors. Under this program, Outside Directors receive a non-qualified stock option grant covering 1,000 shares of Common Stock on June 1 of each calendar year. The exercise price of these options is the fair market value on the date of grant. In connection with this program, Outside Directors who had served on the Board for at least three years as of December 31, 2002, were granted a catch-up, non-qualified stock option for 1,000 shares of Common Stock at an exercise price equal to the fair market value on June 2, 2003, the date of grant. Except for the 1,000 share catch-up option described in the preceding sentence, all non-qualified stock options granted to an Outside Director, including the initial grant, are forfeitable if the Outside Director resigns within one year of the date of grant.

Directors who are employees or 10% shareholders of the Company do not receive compensation for Board or committee service. We do, however, reimburse them for travel and other related expenses.

Other Board and Corporate Governance Matters

Director Evaluation Program. The Nominating and Corporate Governance Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to the Company’s shareholders, including an assessment of the Board’s compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance. The Nominating and Corporate Governance Committee also is responsible for developing and recommending to the Board of Directors for approval an annual self-evaluation process for the Board designed to assure that directors contribute to the Company’s corporate governance and to its performance.

Director Orientation and Training. The Nominating and Corporate Governance Committee is responsible for developing and implementing an orientation program for new directors. Under this program, new non-management directors are provided with a variety of materials to assist them in familiarizing themselves with the Company, its management structure and operations, and key legal, financial, risk management, and operational issues, as well as the policies, procedures, and responsibilities of the Board and its committees. New non-management directors also meet with members of our senior management and other non-management directors as part of their orientation.

The Company periodically provides materials to directors on various subjects to assist them in understanding the Company’s business and operations and in effectively discharging their duties.

Authority to Engage Advisors. Each of the Audit Committee and the Nominating and Corporate Governance Committee is conferred by its charter with explicit authority to engage its own independent advisors, including legal counsel, accountants, and, in the case of the Nominating and Corporate Governance Committee, search firms, at the Company’s expense.

Management Succession Planning. The Board of Directors has adopted a management succession plan which identifies emergency and potential long-term successors to the Company’s Chief Executive Officer, President, Chief Financial Officer, and certain other key members of senior management. The Nominating and Corporate Governance Committee, following consultation with the Company’s Chief Executive Officer, is responsible for making an annual report to the Board of Directors with regard to management succession planning. After reviewing this report and consulting with the members of the Nominating and Corporate Governance Committee and the Chief Executive Officer, the Board of Directors makes any changes or updates to the management succession plan that it determines are appropriate.

Executive Officers and Certain Significant Employees of the Company

The following table sets forth, as of March 31, 2006, certain information regarding our executive officers and Erick Kutter, a significant employee of the Company.

Name	Age	Position

Kevin P. Knight	49	Chairman of the Board and Chief Executive Officer

Timothy M. Kohl	58	President and Secretary

Gary J. Knight	54	Vice Chairman of the Board

Keith T. Knight	51	Executive Vice President

David A. Jackson	30	Chief Financial Officer

Casey Comen	52	Executive Vice President of Sales

Erick Kutter	38	President of Knight Refrigerated, LLC

Timothy M. Kohl joined us in 1996. Mr. Kohl has served as our President since January 2004 and as our Secretary since October 2000. Mr. Kohl was a director of the Company from May 2001 to February 2006, and he served as the Chief Financial Officer of the Company from October 2000 to January 2004. Mr. Kohl served as our Vice President of Human Resources from January 1996 through May 1999. From May 1999 through October 2000, Mr. Kohl served as Vice President of our Southeast Region. Prior to his employment with us, Mr. Kohl was employed by Burlington Motor Carriers as Vice President of Human Resources. Prior to his employment with Burlington Motor Carriers, Mr. Kohl served as Vice President of Human Resources for J.B. Hunt.

Keith T. Knight has served as our Executive Vice President since 1993, and has been an officer of the Company since 1990. He has served as a director of the Company since 1990. From 1977 until 1990, Mr. Knight was employed by Swift, where he was a Vice President and Manager of Swift’s Los Angeles terminal.

David A. Jackson joined us in April 2000. He has served as our Chief Financial Officer since January 2004. Prior to his appointment as Chief Financial Officer, Mr. Jackson served as our Corporate Purchasing Manager from April 2000 until July 2002, and as the Owner Operator Program Director from July 2002 until January 2004. Mr. Jackson graduated from Arizona State University in 2000 with a degree in Global Business with a specialization in Finance.

Casey Comen has served as our Executive Vice President of Sales since March 2004. Prior to joining the Company, Mr. Comen was employed by Swift, where he most recently served as the Vice President of Sales and Marketing from 1997 through January 2004.

Erick Kutter joined us in February 1993. He has served as the President of Knight Refrigerated, LLC ("Knight Refrigerated") since July 2004. Prior to his appointment as President of Knight Refrigerated, Mr. Kutter was responsible for opening our service centers in Katy, Texas, Kansas City, Kansas, and Atlanta, Georgia. Mr. Kutter also served as the divisional manager of our service center in Indianapolis, Indiana from July 1998 to April 2001.

See "Proposal No. 1 - Election of Directors" for information concerning the business experience of Gary J. Knight. See "Continuing Directors" for information concerning the business experience of Kevin P. Knight.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such reports furnished to the Company, or written representations that no other reports were required, we believe that during the 2005 fiscal year, all Section 16(a) filing requirements applicable to our directors, executive officers, and greater than 10% beneficial owners were complied with, except that: (i) Kevin Knight did not timely report on Form 4 a liquidation from a limited partnership exchange fund in August 2005, a gift of shares to an irrevocable trust in September 2005, and a change of beneficial ownership that occurred in October 2005 when an institutional trustee assumed control of a limited liability company formed and primarily controlled by Mr. Knight; (ii) Keith Knight did not timely report on Form 4 a gift to a limited liability company, a gift of interest in a limited liability company, and a gift of shares to an irrevocable trust, all of which occurred in November 2004, and a grant of an option which occurred in August 2005; (iii) Gary Knight did not timely report on Form 5 a liquidation from a limited partnership fund in November 2003 and did not timely report on Form 4 a grant of an option which occurred in August 2005; and (iv) Randy Knight did not timely report on Form 5 the purchase of shares in November 2005. All such transactions have been reported in subsequent filings. Copies of Section 16(a) forms that our directors and executive officers file with the SEC are accessible through our website at http://www.knighttrans.com/shareholders/.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company during each of the three fiscal years ended December 31, 2005, 2004, and 2003, of those persons who were, at December 31, 2005, (i) our Chief Executive Officer and (ii) our four other most highly compensated executive officers with an aggregate annual salary and bonus exceeding $100,000 for the fiscal year ended December 31, 2005 (collectively, the "Named Executive Officers").

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)(2)	LTIP Payouts ($)	All Other Compensation(3) ($)

Kevin P. Knight, Chairman and Chief Executive Officer	2005 2004 2003	487,492 383,846 308,249	324,000 191,820 78,000	162,600(1) -- --	-- -- --	750,000 67,500 --	-- -- --	625 10,925 625

Gary J. Knight, Vice Chairman	2005 2004 2003	228,530 272,789 279,422	41,000 56,875 58,000	-- -- --	-- -- --	22,500 22,500 --	-- -- --	625 6,025 625

Keith T. Knight, Executive Vice President	2005 2004 2003	298,269 283,654 273,647	63,000 72,500 56,000	-- -- --	-- -- --	30,000 22,500 --	-- -- --	625 4,625 625

Timothy M. Kohl, President and Secretary	2005 2004 2003	270,962 222,692 187,320	116,000 80,850 50,000	-- -- --	-- -- --	37,500 22,500 22,500	-- -- --	21,765(4) 1,210 1,210

Casey Comen, (5) Executive Vice President of Sales	2005 2004 2003	214,469 -- --	50,000 -- --	-- -- --	-- -- --	22,500 -- --	-- -- --	625 -- --
______________

(1)	In 2005, compensation included in the category of "Other Annual Compensation" for Kevin P. Knight includes amounts paid for travel and car allowance.

(2)
Amounts for 2005, 2004, and 2003 have been adjusted to reflect
•  a 3-for-2 stock split treated as a dividend, effected on December 23, 2005, of one share of Common Stock for every two shares of Common Stock outstanding; and
•  a 3-for-2 stock split treated as a dividend, effected on July 20, 2004, of one share of Common Stock for every two shares of Common Stock outstanding.

(3)
In 2005, 2004, and 2003, compensation included in the category of "All Other Compensation" for each of the Named Executive Officers includes Company contributions in the amount of $625, for each year, to the Knight Transportation, Inc. 401(k) Plan. The balance of the compensation included in "All Other Compensation" for each of the Named Executive Officers in 2004 and 2003 represents the annual economic benefit of premium payments made by the Company under life insurance policies maintained for each of the Named Executive Officers.

(4)
In 2005, compensation included in the category of "All Other Compensation" for Timothy M. Kohl includes (i) payments made in the amount of $21,140 for annual life insurance premiums paid by the Company and (ii) Company contributions in the amount of $625 to the Knight Transportation, Inc. 401(k) Plan.

(5)
Casey Comen's compensation for 2004 is not included because prior to 2005, Mr. Comen was not an executive officer of the Company, although he was considered a significant employee. Mr. Comen was not employed by the company during 2003.

Options/SAR Grants in Last Fiscal Year

The following table sets forth stock options granted to the Named Executive Officers in the fiscal year ended December 31, 2005:

	Individual Grants					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Option/SARs Granted (#)	Percentage of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Market Price At Dates of Grant ($/Share)	Expiration Date	5% ($)	10% ($)

Kevin P. Knight	750,000(1)	42.8%	15.68	15.68	08/19/2015	7,395,801	18,742,411

Gary J. Knight	22,500(2)	1.3%	15.68	15.68	08/19/2015	221,874	562,272

Keith T. Knight	30,000(3)	1.7%	15.68	15.68	08/19/2015	295,832	749,696

Timothy M. Kohl	37,500(4)	2.1%	15.53	15.53	05/16/2015	366,333	928,359

Casey Comen	15,000(5) 7,500(6)	0.9% 0.4%	18.09 16.47	18.09 16.47	03/01/2015 05/26/2015	170,619 77,669	432,383 196,828

(1)
Option to purchase 750,000 shares at an exercise price of $15.68 per share granted in August 2005 with the option vesting immediately and remaining exercisable for a term of ten (10) years after the date of the grant.

(2)
Option to purchase 22,500 shares at an exercise price of $15.68 per share granted in August 2005, with 4,500 shares (20%) exercisable after December 31, 2005, and 1,125 shares (5%) exercisable at the end of each calendar quarter beginning March 2006.

(3)
Option to purchase 30,000 shares at an exercise price of $15.68 per share granted in August 2005, with 6,000 shares (20%) exercisable after December 31, 2005, and 1,500 shares (5%) exercisable at the end of each calendar quarter beginning March 2006.

(4)
Option to purchase 37,500 shares at an exercise price of $15.53 per share granted in May 2005, with 7,500 shares (20%) exercisable after December 31, 2005, and 1,875 shares (5%) exercisable at the end of each calendar quarter beginning March 2006.

(5)
Option to purchase 15,000 shares at an exercise price of $18.09 per share granted in March 2005, with 3,750 shares (25%) exercisable each year beginning March 1, 2006. This issuance was part of an employment contract with Mr. Comen dated June 18, 2004. The employment contract ended September 26, 2005.

(6)	Option to purchase 7,500 shares at an exercise price of $16.47 per share granted in May 2005, with 1,500 shares (20%) exercisable each year beginning May 26, 2008.

Except as set forth above, no stock options or stock appreciation rights (SARs) were granted during the 2005 fiscal year to any of the Named Executive Officers.

Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Value Table

The following table sets forth information with respect to the stock option holdings of the Named Executive Officers and the value of those stock options at December 30, 2005.

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End		Value of Unexercised In-the- Money Options/SARs at Fiscal Year-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable(1)	Unexercisable(1)

Kevin P. Knight	--	--	777,000(2)	40,500(3)	4,007,733	330,342

Gary J. Knight	--	--	9,000(4)	36,000(5)	73,409	223,739

Keith T. Knight	--	--	9,000(4)	43,500(6)	73,409	261,614

Timothy M. Kohl	83,815(7)	1,412,556(8)	61,874(9)	101,623(10)	880,434	981,513

Casey Comen	--	--	--	78,750(11)	--	617,182

(1)	Based on $20.73, the last reported sale price of our Common Stock on the New York Stock Exchange on December 30, 2005.

(2)
Includes (i) option to purchase 750,000 shares at an exercise price of $15.68 per share granted in August 2005 with the option vesting immediately and remaining exercisable for a term of ten (10) years after the date of the grant, and (ii) option to purchase 27,000 shares at an exercise price of $12.57 per share granted in August 2004.

(3)
Option to purchase 40,500 shares at an exercise price of $12.57 per share granted in August 2004 that becomes exercisable in 3,375 share increments at the end of each calendar quarter beginning in March 2005.

(4)	Option to purchase 9,000 shares at an exercise price of $12.57 per share granted in August 2004.

(5)
Includes (i) option to purchase 13,500 shares at an exercise price of $12.57 per share granted in August 2004 that becomes exercisable in 1,125 share increments at the end of each calendar quarter beginning in March 2005, and (ii) option to purchase 22,500 shares at an exercise price of $15.68 per share granted in August 2005, with 4,500 shares exercisable after December 31, 2005 and 1,125 shares exercisable at the end of each calendar quarter beginning March 2006.

(6)
Includes (i) option to purchase 13,500 shares at an exercise price of $12.57 per share granted in August 2004 that becomes exercisable in 1,125 share increments at the end of each calendar quarter beginning in March 2005, and (ii) option to purchase 30,000 shares at an exercise price of $15.68 per share granted in August, with 6,000 shares exercisable after December 31, 2005 and 1,500 shares exercisable at the end of each calendar quarter beginning March 2006.

(7)
Represents shares of Common Stock acquired in 2005 pursuant to the exercise of stock options. The exercise price ranged from $2.85 to $12.59, with an average exercise price of $3.38. Shares were purchased and held by officer.

(8)	Value realized is based on December 30, 2005 closing price of $20.73 less cost of exercised shares.

(9)
Includes (i) option to purchase 23,625 shares at an exercise price of $2.85 per share granted in October 2000, (ii) option to purchase 16,872 shares at an exercise price of $4.89 per share granted in September 2001, (iii) option to purchase 9,377 shares at an exercise price of $8.44 per share granted in June 2002, (iv) option to purchase 4,500 shares at an exercise price of $12.59 per share granted in August 2004, and (iv) option to purchase 7,500 shares at an exercise price of $15.53 per share granted in May 2005.

(10)
Includes (i) option to purchase 16,875 shares at an exercise price of $4.89 per share granted in September 2001 that becomes exercisable in September 2006, (ii) option to purchase 18,748 shares at an exercise price of $8.44 per share granted in June 2002 that becomes exercisable with respect to one-half of the shares covered thereby in June 2006, (iii) option to purchase 22,500 shares at an exercise price of $11.04 per share granted in June 2003 that becomes exercisable in one-third increments beginning in May 2006, (iv) option to purchase 13,500 shares at an exercise price of $12.59 per share granted in August 2004 that becomes exercisable in 1,125 share increments at the end of each calendar quarter beginning in March 2005, and (v) option to purchase 30,000 shares at an exercise price of $15.53 per share granted in May 2005 that becomes exercisable in 1,875 share increments at the end of each calendar quarter beginning in March 2006.

(11)
Includes (i) option to purchase 56,250 shares at an exercise price of $11.03 per share granted in March 2004 that becomes exercisable in one third increments every year beginning in March 2007, (ii) option to purchase 15,000 shares at an exercise price of $18.09 per share granted in March 2005 that becomes exercisable in one fourth increments every year beginning in March 2006, and (iii) option to purchase 7,500 shares at $16.47 per share granted in May 2005 that becomes exercisable in one fifth increments every year beginning in May 2008.

Employment Agreements

We currently do not have any employment contracts, severance, or change-of-control agreements with any of our Named Executive Officers.

Stock Option Plan

We maintain a stock option plan that is designed to enable directors, officers, and certain key employees of the Company, including drivers, to participate in the ownership of the Company. The stock option plan is administered by the Compensation Committee, and permits the grant of incentive and non-qualified stock options, as well as restricted stock awards.

401(k) Plan

We also sponsor a 401(k) Plan. The 401(k) Plan is a profit sharing plan that permits voluntary employee contributions on a pre-tax basis under section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, a participant may elect to defer, and have us contribute to his or her 401(k) Plan account, a portion of his or her compensation. The 401(k) Plan also provides that we may make a discretionary matching contribution, which for fiscal 2005 was a maximum of $625 per participant. The 401(k) Plan’s assets are held and managed by an independent trustee. Under the 401(k) Plan, participants have the right to direct the investment of employee and employer contributions among several investments. The investments include shares of our Common Stock, subject to limitations on certain executives.

Our discretionary matching contributions to a participant’s account vest over five years and are held in trust until distributed pursuant to the terms of the 401(k) Plan. An employee is eligible to participate in the 401(k) Plan if he or she has attained age 19 and completed 1,000 hours of service within a 12 month period. Distributions from participant accounts are not permitted before age 59-1/2, except in the event of death, disability, separation from service, or certain financial hardships.

Compensation Committee Interlocks and Insider Participation

From January to November, 2005, the Compensation Committee was comprised of Kathryn L. Munro, G.D. Madden, and Mark Scudder, with Mr. Scudder serving as Chairman. In November 2005, Mr. Scudder resigned from the committee and Ms. Munro was appointed as the Chairperson of the Committee. Neither of the current members of the Compensation Committee nor Mr. Scudder is or has been an officer or employee of the Company. Mr. Scudder is a principal of Scudder Law Firm, which provided legal services to the Company in 2005 and which will provide such services in 2006. The amount of fees paid to Scudder Law Firm by the Company did not exceed 5% of Scudder Law Firm’s gross revenues for the year ended December 31, 2005. During 2005, none of our executive officers served as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that had one or more executive officers serving as a member of our Board of Directors. See "Certain Relationships and Related Transactions" for a description of certain transactions between us and our other directors, executive officers, or their affiliates, and "Corporate Governance - The Board of Directors and Its Committees - Director Compensation" for a description of compensation of the members of the Compensation Committee.

Compensation Committee Report on Executive Compensation

The Compensation Committee Report on Executive Compensation and the Stock Performance Graph that follow shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report or graph by specific reference.

The Compensation Committee of the Board of Directors has furnished the following Report on Executive Compensation:

Compensation Committee Report on Executive Compensation

Compensation Philosophy. The Compensation Committee is responsible for determining and approving the compensation of the Company’s senior executive officers, including the Chief Executive Officer. The Committee seeks an overall compensation program that links executive compensation with the values, objectives, business strategy, management incentives, and financial performance of the Company. The Company’s compensation program for senior executive officers generally consists of three components:

•	a base salary;

•	a performance-based annual cash bonus determined primarily by reference to objective financial and operating criteria; and

•	long-term incentives in the form of stock option or other stock-based awards or grants.

Each element of the Company’s compensation program serves a somewhat different purpose. The Committee’s philosophy is to pay base salaries at levels that reward executives for ongoing performance and that enable the Company to attract, motivate, and retain highly qualified executives. The annual bonus program is designed to reward executives for their contributions to the Company’s financial and operating performance and is based primarily upon the Company’s financial results and certain operating statistics that the Committee identifies each year as important to the Company. Stock-based awards are intended to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return.

The Compensation Committee believes that the mix of short- and long-term compensation components described above enables the Company to attract and retain highly-qualified executives, reward those executives for their contributions to the Company’s growth and profitability in specific ways, and ensure that the incentives of the Company’s executives are aligned with the best interests of the Company’s shareholders.

Compensation of the Chief Executive Officer. In July 2005, a specially constituted Compensation Committee of the Board of Directors of the Company, composed exclusively of outside directors, engaged Frederic W. Cook & Co., Inc. as an independent compensation consultant, to assist the Compensation Committee in establishing a compensation package for Kevin P. Knight, the Company's Chairman of the Board and Chief Executive Officer.

Based on its evaluation, the Committee adopted the following compensation package for the Chief Executive Officer. Certain components of the package were approved by the shareholders in December 2005. The Committee believes Mr. Knight's compensation is reasonable compared with the compensation paid to chief executive officers at similar companies.

Salary. The Committee approved an increase in the annual base salary of the Chief Executive Officer of $80,000, to $540,000, with such increase to be effective in August 2005. The Committee also approved an annual travel allowance, effective August 3, 2005, for the Chief Executive Officer, in an amount determined annually by the Committee and set at $150,000 for 2005.

Bonus. The Committee recommended the adoption of a performance-based bonus opportunity for the Chief Executive Officer under which he was eligible to receive a maximum cash bonus equal to 60% of his new annual base salary. Under the bonus arrangement, the Chief Executive Officer’s bonus opportunity was based upon specified revenue and earnings per share growth, the continued success of Knight Refrigerated, and the successful launch of Knight Brokerage.

Following the Company’s announcement of financial results for the year ended December 31, 2005, the Compensation Committee determined that all of the objective elements under the 2005 bonus program for the Chief Executive Officer were satisfied. With regard to the components based upon the continued success of Knight Refrigerated and the successful launch of Knight Brokerage, the Committee also determined that a full award was appropriate, based upon the revenue and profitability of Knight Refrigerated and its successful acquisition of Edwards Bros. Inc., as well as the initial progress made by Knight Brokerage. As a result of the foregoing, the Committee approved a $324,000 bonus for the Chief Executive Officer for 2005.

Stock Options. As noted above, the Compensation Committee believes there is considerable benefit in ensuring that a portion of the compensation of each of the Company’s senior executives, particularly the CEO, is tied to the Company’s long-term performance as reflected by appreciation in its stock price. As a result of its evaluation of Mr. Knight's overall compensation, the Committee determined that Mr. Knight's overall compensation, and in particular his equity compensation, had been lower than was warranted by the Company's performance and the compensation of other chief executive officers. Accordingly, on August 19, 2005, the special Compensation Committee approved a one-time grant of an option for prior services for Mr. Knight to purchase 750,000 shares (adjusted to give effect to a 3-for-2 stock split on December 23, 2005) of the Company's common stock at an exercise price equal to the closing price of the Company's stock on the date of grant, with the option vesting immediately and remaining exercisable for a term of ten (10) years after the date of the grant. The Committee also adopted a guideline that any annual stock option granted to the Chief Executive Officer for years after 2005, should fall within a range of 150% to 250% of the next higher annual stock option award made to the Company's senior executives, excluding the Chairman and Chief Executive Officer.

Compensation of Other Executive Officers. In August 2005, the Compensation Committee reviewed and made the following recommendations regarding the compensation of the Company’s other senior executive officers:

Salaries. The Compensation Committee recommended that the annual base salary of (i) Timothy M. Kohl be increased $45,000 in continued recognition of his promotion to the position of President of the Company and the increase in responsibilities attendant to his new position; (ii) Gary J. Knight, the Company’s Vice Chairman, remain unchanged; (iii) Keith T. Knight, the Company’s Executive Vice President and manager of its California operations, be increased $25,000; (iv) Casey Comen, the Company's Executive Vice President of Sales, be increased $50,000 in recognition of his increased responsibility over the sales department; and (v) Dave Jackson, the Company's Chief Financial Officer, be increased $25,000.

Bonuses. The Compensation Committee recommended the adoption of a performance-based bonus opportunity under which Timothy M. Kohl was eligible to receive a cash bonus of up to 40% of his new base salary, and each of Gary J. Knight, Keith T. Knight, Casey Comen, and Dave Jackson was eligible to receive a cash bonus of up to 30% of his new base salary.

The factors used to determine the amount of bonus payments to these executives included specific sales and earnings growth targets, the successful expansion of new service centers, cash collection benchmarks, and other personal goals as determined by the Compensation Committee.

Based on the Company's financial results for 2005 and on evaluation of the other bonus criteria, the Company's executive officers other than the CEO achieved between 67% and 100% of their goals. Accordingly, the Compensation Committee approved 2005 bonuses in the following amounts: Timothy M. Kohl - $116,000; Gary J. Knight - $41,000; Keith T. Knight - $63,000; Casey Comen - $50,000; and Dave Jackson - $20,000.

Stock Options. In 2005, the Compensation Committee granted the Company's executive officers, other than the CEO, an option to purchase shares of the Company's Common Stock, with an exercise price equal to the fair market value of the underlying Common Stock on the date of the grant, in the following amounts: Timothy M. Kohl - 37,500 shares; Casey Comen - 7,500 shares; Dave Jackson - 15,000 shares; Gary J. Knight - 22,500 shares; and Keith T. Knight 30,000 shares (all amounts have been adjusted to give effect to a 3-for-2 stock split on December 23, 2005).

Under our cash bonus plan adopted last year and approved by the shareholders in December 2005, future annual bonuses under the plan for all of our executive officers will be based primarily on objective criteria listed in the plan. In addition, the Compensation Committee may award cash bonuses for achievements outside the objective factors. However, such additional bonuses may not exceed one-third of the maximum amount achievable under the objective factors except in extraordinary circumstances.

The Committee believes that the annual salaries and other compensation of the Company’s Chief Executive Officer and other senior executive officers described above were reasonable compared with the salaries and total compensation of other senior executive officers at similar companies.

Kathryn L. Munro, Chairperson G. D. Madden, Member Mark Scudder, Member during 2005

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return of the Company’s Common Stock with the cumulative total shareholder return of New York Stock Exchange Companies (U.S. Companies) and the Nasdaq Trucking & Transportation Stocks for the period commencing December 29, 2000, and ending December 30, 2005.

The stock performance graph assumes $100 was invested on December 29, 2000, and that all dividends were reinvested. There can be no assurance that the Company’s stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth, as of February 28, 2006, the number and percentage of outstanding shares of our Common Stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by each Named Executive Officer and director of the Company, and by all directors and executive officers of the Company as a group. Share numbers and other information for William Blair & Company, L.L.C. ("William Blair"), Wasatch Advisors, Inc. ("Wasatch"), and Wellington Management Company, LLP ("Wellington") included in the following table and notes are as of February 28, 2006, and solely based upon Schedules 13G/A filed with the SEC on January 10, 2006, February 14, 2006, and February 14, 2006, respectively. The Company had outstanding 85,795,549 shares of Common Stock as of February 28, 2006.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(2)

Kevin P. Knight(3)	7,322,023	8.5%
Gary J. Knight(4)	7,266,086	8.5%
Keith T. Knight(5)	7,069,239	8.2%
Randy Knight(6)	6,942,551	8.1%
Timothy M. Kohl(7)	169,655	*
Donald A. Bliss(8)	34,518	*
G.D. Madden(9)	40,603	*
Mark Scudder(10)	13,533	*
Michael Garnreiter(11)	8,934	*
Kathryn L. Munro(12)	6,144	*
Richard J. Lehmann.(13)	--	*
Casey Comen.(14)	3,951	*
William Blair & Company, L.L.C.(15)	5,688,577	6.6%
Wasatch Advisors, Inc. (16)	7,254,182	8.5%
Wellington Management Company, LLP (17)	10,190,086	11.9%

All directors and executive officers as a group (13 persons) (18)	28,892,800	33.3%

*	Represents less than 1.0% of the outstanding Common Stock.

(1)
The address of each Named Executive Officer and director is 5601 West Buckeye Road, Phoenix, Arizona 85043. The address of William Blair is 222 West Adams Street, Chicago, Illinois 60606. The address of Wasatch is 150 Social Hall Avenue, Salt Lake City, UT 84111. The address for Wellington is 75 State Street, Boston, MA 02109.

(2)
In accordance with applicable rules under the Exchange Act, the number of shares indicated as beneficially owned by a person includes shares of Common Stock underlying options that are currently exercisable or will be exercisable within 60 days from February 28, 2006. Shares of Common Stock underlying stock options that are currently exercisable or will be exercisable within 60 days from February 28, 2006, are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)
Includes: (a) 6,521,885 shares beneficially owned by Kevin P. Knight over which he and his wife, Sydney Knight, exercise sole voting and investment power pursuant to a revocable living trust; (b) 15,967 shares held by the Kevin P. Knight and Sydney B. Knight Family Foundation over which Kevin P. Knight and his wife, Sydney Knight, as officers of the Foundation, exercise sole voting and investment power on behalf of the Foundation; (c) 3,795 shares owned by a minor child who shares the same household; and (d) 780,375 shares covered by stock options granted to Kevin P. Knight that are currently exercisable or that will become exercisable within 60 days.

(4)
Includes: (a) 7,250,336 shares beneficially owned by Gary J. Knight over which he exercises sole voting and investment power as a trustee under a revocable trust agreement; (b) 15,750 shares covered by a stock option granted to Gary J. Knight that is currently exercisable or that will become exercisable within 60 days.

(5)
Includes: (a) 7,048,617 shares beneficially owned by Keith T. Knight over which he and his wife, Fawna Knight, exercise sole voting and investment power as trustees under a revocable trust agreement; (b) 1,119 shares beneficially owned by Keith T. Knight; (c) 1,119 shares beneficially owned by Fawna Knight; and (d) 759 shares owned by minor children who share the same household; and (e) 17,625 shares covered by a stock option granted to Keith T. Knight that is currently exercisable or that will become exercisable within 60 days.

(6)
Includes: (a) 5,261,089 shares beneficially owned by Randy Knight over which he exercises sole voting and investment power as a trustee under a revocable trust agreement; (b) 1,658,614 shares held by a limited liability company for which Mr. Knight acts as manager and whose members include Mr. Knight and trusts for the benefit of his four children; (c) 21,348 shares owned by a child of Mr. Knight and over which Mr. Knight exercises voting power; and (d) 1,500 covered by stock options granted to Mr. Randy Knight that are currently exercisable or that will become exercisable within 60 days.

(7)
Includes: (a) 166,655 shares held directly by Timothy M. Kohl; and (b) 3,000 shares covered by a stock option granted to Mr. Kohl that is currently exercisable or that will become exercisable within 60 days.

(8)
Includes: (a) 29,643 shares beneficially owned by Donald A. Bliss over which he exercises sole voting and investment powers under a revocable trust agreement; and (b) 4,875 shares covered by stock options granted to Mr. Bliss that are currently exercisable or that will become exercisable within 60 days.

(9)
Includes: (a) 24,229 shares held directly by G.D. Madden; and (b) 16,374 shares covered by stock options granted to Mr. Madden that are currently exercisable or that will become exercisable within 60 days.

(10)
Includes; (a) 7,533 shares held directly by Mark Scudder; and (b) 6,000 shares covered by stock options granted to Mr. Scudder that are currently exercisable or that will become exercisable within 60 days.

(11)
Includes: (a) 684 shares held directly by Michael Garnreiter; and (b) 8,250 shares covered by stock options granted to Mr. Garnreiter that are currently exercisable or that will become exercisable within 60 days.

(12)
Includes: (a) 894 shares held directly by Kathryn L. Munro; and (b) 5,250 shares covered by stock options granted to Ms. Munro that are currently exercisable or that will become exercisable within 60 days.

(13)
On February 8, 2006, the Board of Directors appointed Richard J. Lehmann to fill a vacancy on the Board created by the resignation of Timothy M. Kohl. Upon his appointment, Mr. Lehmann received an automatic stock option grant covering 2,500 shares. This grant is neither currently exercisable nor will it become exercisable within 60 days.

(14)
Includes: (a) 201 shares held directly by Casey Comen as part of the Company's 401(k) Plan; and (b) 3,750 shares covered by stock options granted to Mr. Comen that are currently exercisable or that will become exercisable within 60 days.

(15)	William Blair has sole voting power and sole dispositive power over 5,688,577 shares. It has shared voting power and shared dispositive power over no shares.

(16)	Wasatch has sole voting power and sole dispositive power over 7,254,182 shares. It has shared voting power and shared dispositive power over no shares.

(17)	Wellington has sole voting power and sole dispositive power over 10,190,086 shares. It has shared voting power and shared dispositive power over no shares.

(18)
The only current executive officer of the Company, other than the Named Executive Officers, is David A. Jackson, our Chief Financial Officer. The information included in the calculation of security ownership of all directors and executive officers as a group includes 15,563 shares covered by stock options granted to Mr. Jackson that are currently exercisable or that will become exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Property from Affiliate

In September 2005, we purchased land and a building from a member of our Board of Directors for $4.5 million. This transaction was approved by the Executive Committee of the Board of Directors after an appraisal, completed in March 2004, valued the property at an estimated $4,525,000. The facility purchased is located at 5601 West Buckeye Road, Phoenix, Arizona and contains our corporate headquarters, along with several operating divisions. Prior to this purchase, we had been leasing this facility from this board member since our inception in 1989. The purchased property has additional space which is under long-term rental agreements with unrelated parties. These lease agreements have been assigned to us as part of the purchase agreement, and we will receive monthly rental income for this additional space of approximately $22,000 per month.

Disposition of Investments in Affiliates

Concentrek. In April 1999, we invested $200,000 to acquire a 17% equity interest in Concentrek, Inc. ("Concentrek"), which is a logistics company based in Jenison, Michigan, with the intent of investing in the non-asset transportation business. Kevin Knight, Gary Knight, Keith Knight, and Randy Knight were also investors in Concentrek, and collectively held approximately 43% of Concentrek’s issued and outstanding stock. Our investment in Concentrek was approved by a majority of our Outside Directors. In September 2005, we sold 100% of our investment interest in Concentrek after conducting arms-length negotiations with unrelated parties. The Board of Directors reviewed and approved this sale. We received proceeds from the sale that satisfied all outstanding loans and investments in Concentrek, which resulted in a net gain of approximately $600,000.

Knight Flight. In November 2000 we acquired a 19% interest in Knight Flight Services, LLC ("Knight Flight") which purchased and operates a Cessna Citation 560 XL jet aircraft. We originally invested $1.7 million in Knight Flight to assure access to charter air travel for the Company’s employees. The remaining 81% interest in Knight Flight was owned by Randy Knight, Kevin Knight, Gary Knight, and Keith Knight. In 2003, we recorded an approximate $300,000 reduction in the carrying value of our investment in Knight Flight to more closely reflect the fair value of the primary asset of that entity. In June 2005, we sold 100% of our investment interest in Knight Flight to related parties at its book value of approximately $1.4 million, which did not result in a gain or loss. The purchase price for the sale of our interest in Knight Flight was based upon its book value, and the terms of this transaction were approved by our Nominating and Corporate Governance Committee.

Other Transactions with Affiliates

The Knight family has been involved in the transportation business for a number of years, and family members of Kevin Knight, Gary Knight, Keith Knight, and Randy Knight have been employed by us since our inception. The Knight family members are employed on the same terms and conditions as non-related employees. During 2005, we employed and compensated in excess of $60,000 in total compensation four individuals who are related to our principal shareholders and senior executive officers. The aggregate total compensation paid to these four individuals in 2005 was $391,423.

See "Executive Compensation - Compensation Committee Interlocks and Insider Participation" for a description of transactions between us and members of our Compensation Committee or their affiliates.

PROPOSAL NO. 2. - RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP ("Deloitte & Touche") to serve as the Company’s principal independent registered public accounting firm for fiscal 2006. Deloitte & Touche also served as our principal independent registered public accounting firm in fiscal 2005. At the Annual Meeting, our shareholders are being asked to ratify the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for fiscal 2006. A representative of Deloitte & Touche is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and such representative will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Approval by our shareholders of the appointment of the Company’s independent registered public accounting firm is not required by law, any applicable NYSE rule, or by the Company’s organizational documents, but the Board of Directors is submitting this matter to our shareholders for ratification as a corporate governance practice. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment and retention of the independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As previously reported in our Current Report on Form 8-K filed with the SEC on March 23, 2004, KPMG LLP ("KPMG") resigned as our principal independent registered public accounting firm on March 16, 2004. The resignation related to an inability of KPMG and the Audit Committee of the Company’s Board of Directors to reach an agreement on audit and related fees for fiscal 2004.

The report issued by KPMG in connection with our financial statements for the fiscal years ended December 31, 2003, and December 31, 2002, respectively, did not contain an adverse opinion or a disclaimer of opinion, nor was either such report qualified or modified as to uncertainty, audit scope, or accounting principles, except the fiscal 2003 audit report of KPMG contained the following explanatory paragraph:

The consolidated financial statements of Knight Transportation, Inc. and subsidiaries as of December 31, 2001 and for the year then ended were audited by other auditors who have ceased operations. As described in Note 1, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. In our opinion, the disclosures for 2001 in Note 1 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of Knight Transportation, Inc. and subsidiaries other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

During the fiscal years ended December 31, 2003 and December 31, 2002, and the subsequent interim period preceding KPMG’s resignation on March 16, 2004, there was no disagreement with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG, would have caused KPMG to make a reference to the subject matter of such disagreement in connection with its reports, and there occurred no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K.

We have provided KPMG with a copy of the foregoing statements. A copy of KPMG’s letter to the SEC, dated March 23, 2004, stating its agreement with such statements was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on March 23, 2004.

As previously reported in our Current Report on Form 8-K filed with the SEC on April 12, 2004, on that date the Audit Committee approved the engagement of Deloitte & Touche as the our principal independent registered public accounting firm for fiscal 2004.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table shows the fees for professional services provided by Deloitte & Touche and KPMG for the audit of our annual financial statements and internal control over financial reporting for the fiscal year ended December 31, 2005, the audit of our annual financial statements for the fiscal year ended December 31, 2004, and the review of financial statements included in our quarterly reports on Form 10-Q during those periods, as well as fees billed by Deloitte & Touche and KPMG for other services rendered during those periods:

	Fiscal 2005			Fiscal 2004
	Deloitte & Touche	KPMG (1)	Total	Deloitte & Touche	KPMG (1)	Total
Audit Fees(2)	$466,900	$22,000	$488,900	$401,506	$20,000	$421,506
Audit-Related Fees(3)	--	--	--	--	--	--
Tax Fees(4)	--	--	--	--	--	--
All Other Fees(5)	--	--	--	--	--	--

(1)	All amounts are for services in connection with the reissuance of the prior year report and related consent.

(2)
Audit Fees represent fees billed for professional services rendered by the principal independent registered public accounting firm for the audit of our annual financial statements and the review of financial statements included in our quarterly reports on Form 10-Q, or services that are normally provided by such accounting firm in connection with statutory or regulatory filings or engagements for those fiscal years. In addition, Audit Fees for fiscal 2004 represent fees billed by Deloitte & Touche for the audit of our internal control over financial reporting and the attestation of management’s report on the effectiveness of internal control over financial reporting.

(3)
Audit-Related Fees represent fees billed, other than Audit Fees, for assurance and related services by the principal independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting. We were not billed for any Audit-Related Fees in 2005 or 2004.

(4)
Tax Fees represent fees billed for professional services rendered by the principal independent registered public accounting firm for tax compliance, tax advice, and tax planning. We were not billed for any Tax Fees in 2005 or 2004.

(5)
All Other Fees represent fees billed for products and services provided by the principal independent registered public accounting firm, other than Audit Fees, Audit-Related Fees, and Tax Fees. We were not billed for any Other Fees in fiscal 2005 or 2004.

Since July 30, 2002, our Audit Committee has maintained a policy pursuant to which it pre-approves all audit, audit-related, tax, and other permissible non-audit services provided by our principal independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the accounting firm’s independence. Under this policy, the Audit Committee pre-approves, on an annual basis, specific types or categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by the principal independent registered public accounting firm. Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement. Management and the independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the accounting firm in accordance with the annual pre-approval and the fees for the services performed to date. If management believes that a new service, or the expansion of a current service, provided by the principal independent registered public accounting firm is necessary or desirable then such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the accounting firm to render such services. No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimus exception to the pre-approval requirement under Rule 2-01, paragraph (c)(7)(i)(C), of Regulation S-X during the fiscal year ended December 31, 2005.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in the Company’s proxy materials relating to the 2007 Annual Meeting of Shareholders, shareholder proposals intended to be presented at that meeting must be received in writing by the Company on or before December 15, 2006. However, if the date of the 2007 Annual Meeting of Shareholders is more than thirty days before or after May 24, 2007, then the deadline for submitting any such shareholder proposal for inclusion in the proxy materials relating to the 2007 Annual Meeting of Shareholders shall be a reasonable time before we begin to print or mail such proxy materials. The inclusion of any such shareholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.

The Company must receive in writing any shareholder proposals intended to be considered at its 2007 Annual Meeting of Shareholders, but not included in the Company’s proxy materials relating to that meeting, by February 28, 2007. Pursuant to Rule 14(a)-4(c)(1) under the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying the Company’s 2007 proxy statement will have discretionary authority to vote on any shareholder proposal that is considered at the Annual Meeting, but not received on or prior to the deadline described above.

All shareholder proposals should be sent via certified mail, return receipt requested, and addressed to Timothy M. Kohl, Secretary, Knight Transportation, Inc., 5601 West Buckeye Road, Phoenix, Arizona 85043.

See "Corporate Governance - The Board of Directors and Its Committees - Committees of the Board of Directors - The Nominating and Corporate Governance Committee" for information regarding how shareholders can recommend director candidates for consideration by the Nominating and Corporate Governance Committee.

OTHER MATTERS

The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the proxy holders named in the accompanying form of proxy will have discretionary authority to vote proxies on such matters in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with their judgment, unless the person executing any such proxy indicates that such authority is withheld.

Knight Transportation, Inc.

Kevin P. Knight Chairman of the Board and Chief Executive Officer

April 14, 2006

Form of Proxy Card

KNIGHT TRANSPORTATION, INC.
5601 West Buckeye Road
Phoenix, Arizona 85043

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 24, 2006, 8:30 a.m., Phoenix Time

By executing this Proxy, the shareholder constitutes and appoints the Chairman and Chief Executive Officer, Kevin P. Knight, and the President and Secretary, Timothy M. Kohl, and each of them, as proxies for the shareholder (or if only one proxy is present, that one shall have all power granted here), with full power of substitution, who may, and by a majority of such proxies, represent the shareholder and vote all shares of Common Stock which the shareholder is entitled to vote at the Annual Meeting of Shareholders of Knight Transportation, Inc. to be held on May 24, 2006, at 8:30 a.m., Phoenix Time, at the Arizona Biltmore, 2400 East Missouri, Phoenix, Arizona 85016, or at any adjournment thereof, on all matters described in the Notice and Proxy Statement for the Annual Meeting dated April 14, 2006, as set forth below. Cumulative voting will be applied in the election of directors. See the Proxy Statement furnished for an explanation of cumulative voting.

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
▲ Detach here from proxy voting card ▲

As a Knight Transportation, Inc. Shareholder, you can view your shareholder account on a secured internet web site.

By accessing Investor Service DirectSM at www.melloninvestor.com, you can view your account profile, stock detail, and historical Knight Transportation, Inc. stock price information. You can also change your address.

In addition, you can use this site to consent to future access of Knight’s annual reports and proxy materials electronically via the internet.

Knight also provides access to shareholder information, including its annual report and proxy statement, through its web site at www.knighttrans.com.

Please mark your votes as indicated in this example	☒

Proposal No. 1:	Election of Directors.

NOMINEES FOR DIRECTOR:

01 - Gary J. Knight (Class II)
02 - G.D. Madden (Class II)
03 - Kathryn L. Munro (Class II)
04 - Richard J. Lehmann (Class I)

☐	VOTE for all Nominees listed above.

☐	WITHHOLD authorization to vote for all Nominees listed above.

☐	WITHHOLD authorization to vote for any individual Nominee. Write the number of Nominee(s) for whom authorization is withheld: ______________________________________________________________

OR - If you wish to allocate your votes among the Class II Nominees using cumulative voting, indicate the number of votes you wish to cast for each Class II Nominee, as shown below (the maximum number of votes you may allocate is the number of shares you own multiplied by three, the number of Class II Nominees).

	Nominee	Number of Votes

☐	Gary J. Knight

☐	G.D. Madden

☐	Kathryn L. Munro

Proposal No. 2:	Ratification of Independent Registered Public Accounting Firm.

Proposal to ratify Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal 2006.

☐	FOR ratification of Deloitte & Touche LLP.
☐	AGAINST ratification of Deloitte & Touche LLP.
☐	ABSTAIN.

Other Action. In their discretion, the proxies are also authorized to vote upon such matters as may properly come before the Annual Meeting or any adjournments thereof.

Signature*:

Printed Signature:

Title:

Signature:

Title:

DATED:	_________________, 2006

* Signatures should conform to name in which you hold your shares.

Address Change?
Indicate changes here:

---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
▲ Detach here from proxy voting card ▲

The shareholder acknowledges receipt of the Notice and Proxy Statement dated April 14, 2006, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the shareholder would possess if personally present at such meeting, and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the shareholder’s name, place, and stead.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KNIGHT TRANSPORTATION, INC., AND THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF NO CHOICE IS SPECIFIED BY YOU, THIS PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES NAMED IN PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2.

Please mark, sign, date, and return the Proxy Card promptly, using the enclosed envelope, which requires no postage when mailed in the United States.

Please sign above exactly as your name appears. When shares are held by joint tenants, both shall sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.